                          OFFER TO PURCHASE FOR CASH
               ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                                     EMCON
                                      AT
                              $6.75 NET PER SHARE
                                      BY
                        SEISMIC ACQUISITION CORPORATION
                           a wholly owned subsidiary
                                      OF
                              THE IT GROUP, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   May 17, 1999

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase dated May 17, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") relating to an offer by Seismic Acquisition Corporation, a California corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of The IT Group, Inc., a Delaware corporation ("Parent"), to purchase all of the issued and outstanding shares of common stock, no par value per share (the "Shares"), of EMCON, a California corporation (the "Company"), at a purchase price of $6.75 per Share, net to each tendering shareholder in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer Price"). We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares. A tender of Shares can be made only by us as the holder of record of your Shares and pursuant to your instructions.

  We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer to Purchase.

  Your attention is directed to the following:

    1. The Offer Price is $6.75 per Share, net to each tendering shareholder in cash, without interest.

    2. The Offer is being made for all of the Shares.

    3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of May 10, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Parent. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or, if permissible, waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the election of Parent, to the extent that such action would not cause a failure of a condition to the Offer or the Merger, the Merger may be structured so that the Company shall be merged with and into Purchaser with the result that Purchaser shall become the Surviving Corporation.

    At the effective time of the Merger (the "Effective Time"), if the Purchaser holds at least 90% of the Shares then outstanding, each Share issued and outstanding prior to the Effective Time (other than Shares held by Parent, Purchaser, the Company or any of their wholly owned subsidiaries (collectively, the "Excluded Shares"), and any Shares with respect to which the holder properly exercises such holder's appraisal rights in accordance with the California General Corporation Law (the "Dissenting Shares")) shall automatically be canceled and extinguished and shall be converted into the right to receive the Offer

  Price in cash, without interest thereon, subject to appropriate and proportionate adjustments in the event of any reclassification, recapitalization, stock split, stock dividend or similar transactions with respect to the Shares (the "Cash Merger Consideration").

    If, however, Purchaser does not hold at least 90% of the Shares then outstanding at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and any Dissenting Shares, shall automatically be canceled and extinguished and shall be converted into the right to receive that fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") equal to the Conversion Number (the "Stock Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"). The Conversion Number shall be equal to a fraction (rounded to the nearest third decimal point), (a) the numerator of which shall be equal to the Cash Merger Consideration and (b) the denominator of which shall be equal to the average of the closing sales price of a share of Parent Common Stock as reported on the New York Stock Exchange for each of the ten (10) consecutive trading days ending on, and including, the second trading day immediately preceding the date on which a final vote of the shareholders of the Company on the adoption and approval of the Merger shall have been held (the "Parent Average Stock Price"); provided, however, that if the Parent Average Stock Price is equal to or less than $12.50, then the Conversion Number shall be 0.540.

    Each Excluded Share shall be canceled and extinguished and cease to exist without any conversion thereof, and no payment shall be made with respect thereto. Each holder (other than holders of Excluded Shares) of a certificate representing any Shares shall, after the Effective Time, cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's appraisal rights as provided in the Merger Agreement and the applicable California law.

    4. The Company's Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the shareholders accept the Offer and tender their Shares thereunder.

    Raymond James & Associates, Inc. ("Raymond James"), financial advisor to the Company, has delivered a written opinion to the Company's Board of Directors, dated as of May 10, 1999 (the "Opinion"), to the effect that, as of May 7, 1999, the terms of the Offer and the Merger are fair from a financial point of view to the shareholders of the Company. The full text of the Opinion is contained in the Company's solicitation/recommendation statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer. Shareholders are urged to read the Opinion carefully and in its entirety for assumptions made, matters considered and limits of the review of Raymond James.

    5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, June 14, 1999, unless extended.

    6. The Offer is conditioned upon, among other things, there being validly tendered by the expiration date and not withdrawn at least a number of Shares of the Company equal to eighty percent (80%) of the Shares issued and outstanding on a fully diluted basis. The Offer is subject to certain other conditions, including, but not limited to, receipt by Purchaser and the Company of certain governmental and regulatory approvals.

    7. Shareholders who tender Shares will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please complete, sign and return the form set forth on the next page. Your instructions to us should be forwarded in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                    INSTRUCTIONS WITH RESPECT TO THE OFFER
    TO PURCHASE FOR CASH ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                                     EMCON
                                      BY
                        SEISMIC ACQUISITION CORPORATION
                           a wholly owned subsidiary
                                      OF
                              THE IT GROUP, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase of Seismic Acquisition Corporation, a California corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of The IT Group, Inc., a Delaware corporation ("Parent"), dated May 17, 1999, and the related Letter of Transmittal relating to the issued and outstanding shares of common stock, no par value per share (the "Shares"), of EMCON, a California corporation (the "Company").

  This will instruct you to tender to Purchaser the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.


   NUMBER OF SHARES TO BE TENDERED:                    SIGN HERE


     [______]   SHARES*

                                         _____________________________________

                                         _____________________________________
                                                     Signature(s)

                                         _____________________________________

                                         _____________________________________
 Account Number: _____________________   Please print name(s) and address(es)
                                                         here

 Dated: _______________________ , 1999   _____________________________________
                                             Tax Identification or Social
                                                    Security Number


 * Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.